Exhibit 99.1

www.angieslist.com

Angie’s List Elects Thomas R. Evans as Chairman of the Board

INDIANAPOLIS — October 7, 2016 — Angie’s List, Inc. (NASDAQ: ANGI) today announced that, effective October 6, 2016, Thomas R. Evans has been elected Chairman of the Board, replacing John H. Chuang, who resigned from his position as director and Chairman, effective October 3, 2016. In addition, the Company announced that Steven M. Kapner, director, has stepped down from the Board, also effective on October 3, 2016. In connection with the resignations, the Board has been reduced in size to 10 members from 12.

Mr. Evans has extensive experience in the media and internet industries and has served as Chief Executive Officer of three public companies. From 2004 through 2013, he was the President and Chief Executive Officer of Bankrate, Inc., an internet publisher of consumer financial content and rate information. Mr. Evans also served on Bankrate’s Board of Directors before retiring in 2013. In 2014 and 2015, Mr. Evans served as an advisor to the board of Bankrate. From 1999 to 2003, he served as Chairman and Chief Executive Officer of Official Payments Corp., an internet company specializing in processing consumer credit card payments for government taxes, fees and fines. From March 1998 to June 1999, Mr. Evans was President and Chief Executive Officer of GeoCities Inc., a community of personal websites on the internet. In 1998, Mr. Evans led the company through its IPO and sold the company in 1999 to Yahoo! Inc. for $4.6 billion. Prior to his internet experience, Mr. Evans was a 20 year veteran of the magazine business. From January 1991 to February 1998, Mr. Evans was President and Publisher of U.S. News & World Report.

Scott Durchslag, Angie's List President and Chief Executive Officer, said, “Tom is an outstanding choice to be Chairman of the Angie’s List Board. Since joining our board, he has helped establish a vision for board excellence and effectiveness. I am eager for the Company to continue to benefit from his tremendous leadership and experience.”

New Chairman Evans commented, “I am delighted and honored to accept the position of Chairman of the Board of Angie’s List. I look forward to continuing to work with the Board and the talented Angie’s List team to build on the success the Company has already achieved.”

Commenting on Mr. Chuang and Mr. Kapner’s departure, Durchslag said, “John and Steve have been instrumental in guiding Angie’s List through its impressive journey from its founding more than 20 years ago to its position as a leader in the home services space. Most recently, they helped in the development and launch of the Company’s growth strategy.”

Mr. Chuang has served as a director of Angie’s List since 1996 and as its Chairman since 2014. Mr. Kapner has served as a director since 2007. They currently are Chief Executive Officer and Managing Director, respectively, of Aquent, LLC., the largest digital design and staffing company in the world, which they co-founded in 1986.

“It has been a pleasure for Steve and me to serve as directors and we continue to believe in the Company and its mission,” commented Mr. Chuang.

Durchslag added, “On behalf of the entire board, I would like to thank John and Steve for their many contributions to Angie’s List. We wish them continued success.”

About Angie’s List

Finding a pro for a job well done is made easy online by visiting Angieslist.com. More than three million members nationwide use Angie's List, a leading provider of reviews, offers and information in over 700 service categories, to help them improve their homes. Built on a foundation of more than 10 million verified reviews of local service, Angie's List connects members directly to its online marketplace of services and offers unique tools and support designed to improve the local service experience for both members and service professionals.

Contacts

Angie's List, Inc.
Investor Relations:
Leslie Arena, 317-808-4528
lesliea@angieslist.com
or
Public Relations:
Cheryl Reed, 317-396-9134
cherylr@angieslist.com

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